Exhibit 99.1

NEWS

For Release     Immediate

Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Scott Galovic, Investor Relations 317.817.3228


                 Conseco announces second quarter 2009 results;
                  Reports second consecutive profitable quarter

Carmel, Ind. August 4, 2009 - Conseco, Inc. (NYSE: CNO) today announced results for the second quarter of 2009.

"We are pleased to report that Conseco's second quarter results are at the high end of the preliminary earnings range we announced last week," CEO Jim Prieur said. "Core sales remain strong in a declining market, and our Bankers Life business, which had record agent recruitment, reported excellent results both over the seasonally weak first quarter and over the prior year's second quarter. Our Colonial Penn business also reported good results in the quarter, while Conseco Insurance Group's results declined slightly, as it focuses on more profitable products."

Second Quarter 2009 Results
     o $86.7 million of income before net realized investment losses, corporate interest and taxes ("EBIT") (1), up 47%, compared to $59.0 million in 2Q08
     o Net operating income (2) of $40.8 million, up 62%, compared to $25.2 million in 2Q08
     o Net operating income per diluted share: 22 cents, up 69%, compared to 13 cents in 2Q08
     o Net income of $27.6 million, compared to a net loss of $488.5 million in 2Q08 (including $13.2 million of net realized investment losses in 2Q09 vs. $513.7 million of net realized investment losses, valuation allowance for deferred tax assets and losses related to discontinued operations in 2Q08)
     o Net income per diluted share of 15 cents, compared to a net loss per diluted share of $2.65 in 2Q08 (including 7 cents of net realized investment losses in 2Q09 vs. $2.78 of net realized investment losses, valuation allowance for deferred tax assets and losses related to discontinued operations in 2Q08)
     o Total New Annualized Premium ("NAP") excluding Private-Fee-For-Service ("PFFS") (3): $91.8 million, down 1% from 2Q08
     o    Bankers NAP excluding PFFS (3): $63.1 million, up 6 percent from 2Q08
     o PFFS NAP (sold through a marketing agreement with Coventry): $6.3 million in 2Q09 compared to $(6.8) million in 2Q08 (4), reflecting a change in sales recognition policy

Six-Month 2009 Results
     o $159.0 million of EBIT (1), up 47%, compared to $108.4 million in the first six months of 2008
     o Net operating income (2) of $72.2 million, up 59%, compared to $45.3 million in the first six months of 2008
     o Net operating income per diluted share: 39 cents, up 56%, compared to 25 cents in the first six months of 2008
     o Net income of $52.1 million, compared to a net loss of $495.7 million in the first six months of 2008 (including $20.1 million of net realized investment losses in the first six months of 2009 vs. $541.0 million of net realized investment losses, valuation allowance for deferred tax assets and losses related to discontinued operations in the first six months of 2008)
     o Net income per diluted share of 28 cents, compared to a net loss per diluted share of $2.68 in the first six months of 2008 (including 11 cents of net realized investment losses in the first six months of 2009 vs. $2.93 of net realized investment losses, valuation allowance for deferred tax assets and losses related to discontinued operations in the first six months of 2008)
     o Total NAP excluding PFFS (3): $179.3 million, up 1% from the first six months of 2008
     o Bankers NAP excluding PFFS (3): $123.5 million, up 7 percent from the first six months of 2008
     o PFFS NAP (4): $40.3 million, down 30 percent, from the first six months of 2008 reflecting changes in consumer preference

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
                                                                   Conseco (2)
                                                                 August 4, 2009

Financial Strength at June 30, 2009
     o Book value per common share, exclud ing accumulated other comprehensive income (loss) (5), was $18.72, up 2%, compared to $18.41 at December 31, 2008
     o Debt-to-total capital ratio, excluding accumulated other comprehensive income (loss) (5), was 26.7%, compared to 27.8% at December 31, 2008

Conseco's financial statements show compliance, as of June 30, 2009, with all covenants in its credit agreement including those related to combined insurance subsidiary capital, the combined risk-based capital ratio of its insurance subsidiaries, the Company's debt to capital ratio and the Company's interest coverage ratio. The combined risk-based capital ratio increased by 16 percentage points to 247 percent at June 30, 2009. The improved ratio reflects: (i) a 29 percentage point increase resulting from the actions by the National Association of Insurance Commissioners to modify the mortgage experience adjustment factor described in our Form 8-K dated June 22, 2009; (ii) a 14 percentage point increase due to second quarter statutory income; and (iii) a 26 percentage point decrease due to losses, valuation changes and security downgrades related to the Company's investment portfolio.

Operating Results
Operating results by segment for the quarter were as follows ($ in millions, except per share data):

                                                                                              Three Months Ended
                                                                                                   June 30,
                                                                                           -------------------------
                                                                                           2009                 2008
                                                                                           ----                 ----
EBIT (1):
  Bankers Life....................................................................       $ 63.3               $  34.6
  Colonial Penn...................................................................         11.0                   8.3
  Conseco Insurance Group.........................................................         21.2                  32.3
  Corporate Operations, excluding corporate interest expense......................         (8.8)                (16.2)
                                                                                         ------               -------

   EBIT...........................................................................         86.7                  59.0

Corporate interest expense........................................................        (23.9)                (16.1)
                                                                                         ------               -------

   Income before net realized investment losses, taxes and discontinued operations         62.8                  42.9

Tax expense on period income......................................................         22.0                  17.7
                                                                                         ------               -------

Net income before net realized investment losses, valuation allowance for
   deferred tax assets and discontinued operations................................         40.8                  25.2

Net realized investment losses (excluding the increase in unrealized losses on those investments transferred to an independent trust and net of related amortization and taxes and the establishment of a valuation allowance for
   deferred tax assets related to such losses)....................................        (13.2)(6)(7)          (17.4)
                                                                                         ------               -------

Net income before valuation allowance for deferred
   tax assets and discontinued operations.........................................         27.6                   7.8
Valuation allowance for deferred tax assets (excluding the establishment of a
   valuation allowance for realized investment losses and discontinued operations)          -                  (298.0)
Discontinued operations...........................................................          -                  (198.3)
                                                                                         ------               --------

     Net income (loss) applicable to common stock.................................       $ 27.6               $(488.5)
                                                                                         ======               =======

Per diluted share:

   Net income before net realized investment losses, valuation allowance for
     deferred tax assets and discontinued operations..............................        $ .22                $  .13
   Net realized investment losses, net of related amortization and taxes..........         (.07)                 (.09)
   Valuation allowance for deferred tax assets....................................           -                  (1.61)
   Discontinued operations........................................................           -                  (1.08)
                                                                                          -----                ------

    Net income (loss).............................................................        $ .15                $(2.65)
                                                                                          =====                ======

                                     -more-

                                                                     Conseco (3)
                                                                  August 4, 2009

Segment Results
In our Bankers Life segment, pre-tax operating earnings were $63.3 million in the second quarter of 2009, up 83%, compared to $34.6 million in the second quarter of 2008. Results for the second quarter of 2009 were primarily affected by:

     - an increase in earnings of approximately $18 million from the long-term care block, of which approximately $11 million resulted from the estimated increased lapsed policies and policy owner elected benefit reductions following recent rate increase actions;
     - an increase in earnings of approximately $7 million from Medicare supplement products resulting from lower benefit ratios due to decreased morbidity and lower amortization of insurance intangibles due to decreased policy lapses; and
     - an increase in earnings of approximately $7 million related to the Company-owned life insurance policies which were purchased to fund the segment's deferred compensation plan for certain agents (such variance resulted from a $3 million death benefit recognized as income in the second quarter of 2009 and an increase in the estimated fair value of investments underlying such policies in the second quarter of 2009).

In our Colonial Penn segment, the pre-tax operating earnings were $11.0 million in the second quarter of 2009, up 33%, compared to $8.3 million in the second quarter of 2008. Results for the second quarter of 2009 were primarily affected by the recognition of a $3 million final distribution and commutation amount following the termination of a group insurance pool that Colonial Penn previously participated in.

In our Conseco Insurance Group segment, pre-tax operating earnings were $21.2 million in the second quarter of 2009, down 34%, compared to $32.3 million in the second quarter of 2008. Results for the second quarter of 2009 were primarily affected by:

     - a reduction in earnings of approximately $10 million from the annuity block primarily due to additional amortization expenses resulting from: (i) increased surrenders of certain equity-indexed products with market value adjustment features (which have the effect of reducing related surrender charges); and (ii) changes in our estimates of future surrenders of these products;
     - an increase in earnings of approximately $7 million from life products primarily due to: (i) improved mortality experience; and (ii) a reduction in the amortization of insurance intangibles resulting from increased expected future profitability of the block (a change in the mix of the inforce business due to recent lapses has changed the future expected projected profits);
     - a reduction in earnings of approximately $2 million from specified disease products margins resulting from an increase in the benefit ratio driven by higher incurred claims; and
     - a reduction in earnings of approximately $4 million from long-term care products margins resulting from an increase in the interest-adjusted benefit ratio due to higher claim expenses.

The Corporate Operations segment includes our investment advisory subsidiary and corporate expenses. The second quarter of 2008 reflects a $9.6 million charge related to the consolidation of our Chicago facilities.

Corporate interest expense reflects both the higher interest rate paid on debt following the amendment to our credit facility in the first quarter of 2009, and Conseco's higher average debt outstanding.

Investments Results
During the second quarter of 2009, accumulated other comprehensive loss improved by $793.6 million to $(1,046.9) million, reflecting the increases in estimated fair value of our actively managed fixed maturity investments.

                                     -more-

                                                                    Conseco (4)
                                                                 August 4, 2009

Conseco recognized total other-than-temporary impairment losses of $53.7 million in the second quarter of 2009, of which $36.6 million is recorded in earnings and $17.1 million in accumulated other comprehensive loss in accordance with a new accounting pronouncement, which we adopted effective January 1, 2009.

Net realized investment losses in the second quarter of 2009 of $13.2 million (net of related amortization and taxes and the establishment of a valuation allowance for deferred tax assets related to such losses) included $36.6 million of other-than-temporary impairment losses recognized in earnings. Such net realized investment losses include a deferred tax valuation allowance of $4.6 million, as it is more likely than not that tax benefits related to investment losses recognized in the second quarter of 2009 will not be utilized to offset future taxable income. Net realized investment losses in the second quarter of 2008 of $17.4 million (net of related amortization and taxes) included $26.0 million of writedowns for securities we determined were subject to other-than-temporary declines in market values.

Sales Results
At Bankers Life (career distribution), total NAP in 2Q09 was $69.4 million, up 30% from 2Q08 (NAP, excluding PFFS, was $63.1 million, up 6 percent from 2Q08).

In addition to the sales of proprietary products, Bankers Life, through a partnership with Coventry, distributes Medicare PDP and PFFS plans through Bankers career agents. Coventry has decided to cease selling PFFS plans effective January 1, 2010. On July 22, 2009, the Company announced a strategic alliance under which the Bankers Life segment will offer Humana's Medicare Advantage plans to its policyholders and consumers nationwide through its career agency force and will receive marketing fees based on sales. Effective January 1, 2010, the Company will no longer be assuming the underwriting risk related to PFFS business.

At Colonial Penn (direct distribution), total NAP was $10.6 million, down 24% from 2Q08.

At Conseco Insurance Group (independent distribution), total NAP was $18.1 million, down 0.5% from 2Q08 as sales continue to be repositioned to more profitable products.

Accounting Matters
Results for the second quarter of 2008 have been restated to reflect the operations of Senior Health Insurance Company of Pennsylvania as a discontinued operation resulting from the Transfer which was completed in the fourth quarter of 2008.

Effective January 1, 2009, we adopted FSP No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). FSP APB 14-1 was required to be applied retrospectively to all periods presented. In the second quarter of 2008, this reduced previously reported earnings by $1.4 million, net of income taxes, or 1 cent per diluted share.

Conference Call
The Company will host a conference call to discuss results on August 5, 2009 at 10:00 a.m. Eastern Daylight Time. The webcast can be accessed through the Investors section of the company's website as follows: http://investor.conseco.com. Listeners should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available this morning through the investors section of the company's website.

About Conseco
Conseco, Inc.'s insurance companies help protect working American families /and seniors from financial adversity: Medicare supplement, long-term care, cancer, critical illness and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

                                    - more -

                                                                    Conseco (5)
                                                                 August 4, 2009

-------------------------------------------------------------------------------
(1) Management believes that an analysis of earnings or loss before net realized investment gains (losses), discontinued operations, corporate interest and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because it excludes: (i) corporate interest expense; and (ii) net realized investment gains (losses) that are unrelated to the company's underlying fundamentals. In addition, 2Q08 earnings exclude the discontinued operations resulting from the transfer of Senior Health Insurance Company of Pennsylvania (the "Transfer") to an independent trust. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.
(2) Management believes that an analysis of Net income (loss) applicable to common stock before net realized investment gains or losses, discontinued operations, net of related amortization and income taxes, ("Net Operating Income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because realized investment gains or losses can be affected by events that are unrelated to the company's underlying fundamentals. A reconciliation of Net Operating Income to Net Income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investor
     - SEC Filings" section of Conseco's website, www.conseco.com.
(3) Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums, PDP sales equal $210 per enrolled policy ($200 in 2008), PFFS sales equal $2,320 per enrolled policy ($2,250 in 2008).
(4) PFFS NAP in 2Q08 reflected significant charge backs of prior period premiums for sales that were ultimately canceled. In 2009, we implemented a more conservative sales recognition policy in an effort to avoid these effects in the future. Effective January 1, 2010, we will no longer be assuming PFFS business. On July 22, 2009, we announced a strategic alliance under which the Bankers Life segment will offer Humana's Medicare Advantage plans to its policyholders and consumers nationwide through their career agency force.
(5) The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital and book value per common share were 34.3% and $13.06, respectively, at June 30, 2009, and 44.6% and $8.82, respectively, at December 31, 2008.
(6) Reflects a deferred tax valuation allowance of $4.6 million as it is more likely than not that tax benefits related to investment losses recognized in the second quarter of 2009 will not be utilized to offset future taxable income.
(7) Excludes the portion of impairment losses on actively managed fixed maturities recognized in other comprehensive loss (net of related amortization and taxes) of $9.8 million for the second quarter of 2009 (in accordance with a new accounting pronouncement, which we adopted effective January 1, 2009).



                                     -more-

                                                                    Conseco (6)
                                                                 August 4, 2009

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for Conseco's products and trends in Conseco's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other "forward-looking" information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect our ability to raise capital or refinance existing indebtedness and the cost of doing so; (ii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (iii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (iv) our ability to obtain adequate and timely rate increases on our supplemental health products including our long-term care business; (v) the receipt of required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (vi) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (vii) changes in our assumptions related to the cost of policies produced or the value of policies in force at the effective date of our emergence from bankruptcy; (viii) the recoverability of our deferred tax asset and the effect of potential ownership changes and tax rate changes on its value; (ix) changes in accounting principles and the interpretation thereof; (x) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xi) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xii) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xiii) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (xiv) our ability to complete the remediation of the material weakness in internal controls over our actuarial reporting process and to maintain effective controls over financial reporting;
(xv) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xvi) our ability to achieve eventual upgrades of the financial strength ratings of Conseco and our insurance company subsidiaries as well as the impact of ratings downgrades on our business and our ability to access capital; (xvii) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xviii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xix) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.


                                - Tables Follow -

                                                                    Conseco (7)
                                                                 August 4, 2009

                         CONSECO, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              (Dollars in millions)

                                                                                               June 30,        December 31,
                                                                                                 2009              2008
                                                                                                 ----              ----
                                                                                              (unaudited)      (as adjusted)
ASSETS
Investments:
     Actively managed fixed maturities at fair value (amortized cost:
       June 30, 2009 - $18,696.4; December 31, 2008 - $18,276.3).........................     $16,876.2         $15,277.0
     Equity securities at fair value (cost: June 30, 2009 - $30.7;
       December 31, 2008 - $31.0)........................................................          32.3              32.4
     Mortgage loans......................................................................       2,094.1           2,159.4
     Policy loans........................................................................         361.9             363.5
     Trading securities..................................................................         258.9             326.5
     Securities lending collateral.......................................................         259.9             393.7
     Other invested assets ..............................................................         131.6              95.0
                                                                                              ---------         ---------

       Total investments.................................................................      20,014.9          18,647.5

Cash and cash equivalents - unrestricted.................................................         881.3             894.5
Cash and cash equivalents - restricted...................................................           3.7               4.8
Accrued investment income................................................................         302.9             298.7
Value of policies inforce at the Effective Date..........................................       1,335.1           1,477.8
Cost of policies produced................................................................       1,874.9           1,812.6
Reinsurance receivables..................................................................       3,049.8           3,284.8
Income tax assets, net...................................................................       1,607.3           2,047.7
Assets held in separate accounts.........................................................          18.5              18.2
Other assets.............................................................................         345.1             276.7
                                                                                              ---------         ---------

       Total assets......................................................................     $29,433.5         $28,763.3
                                                                                              =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
     Liabilities for insurance products:
       Interest-sensitive products........................................................    $13,124.1         $13,332.8
       Traditional products...............................................................      9,913.4           9,828.7
       Claims payable and other policyholder funds........................................        972.4           1,008.4
       Liabilities related to separate accounts...........................................         18.5              18.2
     Other liabilities....................................................................        715.9             457.4
     Investment borrowings................................................................        747.6             767.5
     Securities lending payable...........................................................        267.3             408.8
     Notes payable - direct corporate obligations.........................................      1,259.3           1,311.5
                                                                                              ---------         ---------

         Total liabilities................................................................     27,018.5          27,133.3
                                                                                              ---------         ---------

Commitments and Contingencies

Shareholders' equity:
     Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding:
       June 30, 2009 - 184,886,216; December 31, 2008 - 184,753,758)......................          1.9               1.9
     Additional paid-in capital...........................................................      4,108.2           4,104.0
     Accumulated other comprehensive loss.................................................     (1,046.9)         (1,770.7)
     Accumulated deficit..................................................................       (648.2)           (705.2)
                                                                                              ---------         ---------

       Total shareholders' equity.........................................................      2,415.0           1,630.0
                                                                                              ---------         ---------


         Total liabilities and shareholders' equity.......................................    $29,433.5         $28,763.3
                                                                                              =========         =========


                                     -more-

                                                                    Conseco (8)
                                                                 August 4, 2009

                         CONSECO, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (Dollars in millions, except per share data)
                                   (unaudited)

                                                                       Three months ended         Six months ended
                                                                            June 30,                  June 30,
                                                                       ------------------         ----------------
                                                                       2009          2008         2009        2008
                                                                       ----          ----         ----        ----
                                                                                (as adjusted)             (as adjusted)
Revenues:
    Insurance policy income.....................................     $  791.3     $  830.0     $1,574.1       $1,615.1
    Net investment income (loss):
     General account assets.....................................        308.0        311.9        616.6          621.9
     Policyholder and reinsurer accounts and other
       special-purpose portfolios...............................          9.5        (21.6)        (8.5)         (47.6)
    Realized investment gains (losses):
       Net realized investment gains (losses),
         excluding impairment losses............................         20.3         (4.5)       105.4           (8.8)
       Other-than-temporary impairment losses:
         Total other-than-temporary impairment losses...........        (53.7)       (26.0)      (161.8)         (67.3)
         Other-than-temporary impairment losses recognized in
            other comprehensive loss............................         17.1          -           33.2            -
                                                                     --------     --------     --------       --------

       Net impairment losses recognized.........................        (36.6)       (26.0)      (128.6)         (67.3)
                                                                     --------     --------     --------       --------
    Total realized gains (losses)...............................        (16.3)       (30.5)       (23.2)         (76.1)
                                                                     --------     --------     --------       --------
    Fee revenue and other income................................          3.1          4.9          6.1            8.9
                                                                     --------     --------     --------       --------

       Total revenues...........................................      1,095.6      1,094.7      2,165.1        2,122.2
                                                                     --------     --------     --------       --------

Benefits and expenses:
    Insurance policy benefits...................................        781.1        815.9      1,534.6        1,583.6
    Interest expense............................................         32.7         25.1         55.9           55.9
    Amortization................................................        101.8        101.5        222.6          211.3
    Expenses related to debt modification.......................          -            -            9.5           -
    Other operating costs and expenses..........................        130.4        136.1        250.7          267.2
                                                                     --------     --------     --------       --------

       Total benefits and expenses..............................      1,046.0      1,078.6      2,073.3        2,118.0
                                                                     --------     --------     --------       --------

       Income before income taxes and discontinued operations...         49.6         16.1         91.8            4.2

Income tax expense:

    Tax expense on period income................................         17.4          8.3         32.7            4.1
    Valuation allowance for deferred tax assets.................          4.6        298.0          7.0          298.0
                                                                     --------     --------     --------       --------

       Income (loss) before discontinued operations.............         27.6       (290.2)        52.1         (297.9)

Discontinued operations, net of income taxes....................          -         (198.3)         -           (197.8)
                                                                     --------     --------     --------       --------

    Net income (loss)...........................................     $   27.6     $ (488.5)    $   52.1       $ (495.7)
                                                                     ========     ========     ========       ========

Earning (loss) per common share:
     Basic:
       Weighted average shares outstanding......................  184,820,000  184,684,000  184,787,000    184,669,000
                                                                  ===========  ===========  ===========    ===========

       Income (loss) before discontinued operations.............         $.15       $(1.57)        $.28         $(1.61)
       Discontinued operations..................................          -          (1.08)          -           (1.07)
                                                                         ----       ------         ----         ------

         Net income (loss)......................................         $.15       $(2.65)        $.28         $(2.68)
                                                                         ====       ======         ====         ======

    Diluted:
       Weighted average shares outstanding......................  185,229,000  184,684,000  184,993,000    184,669,000
                                                                  ===========  ===========  ===========    ===========

       Income (loss) before discontinued operations.............         $.15       $(1.57)        $.28         $(1.61)
       Discontinued operations..................................          -          (1.08)          -           (1.07)
                                                                         ----       ------         ----         ------

         Net income (loss)......................................         $.15       $(2.65)        $.28         $(2.68)
                                                                         ====       ======         ====         ======

                                     -more-

                                                                    Conseco (9)
                                                                 August 4, 2009

Operating Results
Results by segment for the six months ended June 30 were as follows ($ in millions, except per share data):

                                                                                             Six Months Ended
                                                                                                 June 30,
                                                                                           ---------------------
                                                                                           2009             2008
                                                                                           ----             ----
EBIT (1):
  Bankers Life....................................................................       $108.0          $  63.7
  Colonial Penn...................................................................         16.1             12.0
  Conseco Insurance Group.........................................................         52.4             55.6
  Corporate Operations, excluding corporate interest expense......................        (17.5)           (22.9)
                                                                                         ------          -------

     EBIT.........................................................................        159.0            108.4

Corporate interest expense........................................................        (37.6)           (34.6)
Expenses related to debt modification.............................................         (9.5)             -
                                                                                         ------          -------

   Income before net realized investment losses, taxes and
     discontinued operations......................................................        111.9             73.8

Tax expense on period income......................................................         39.7             28.5
                                                                                         ------          -------

Net income before net realized investment losses, valuation allowance for
   deferred tax assets and discontinued operations................................         72.2             45.3

Net realized investment losses (excluding the increase in unrealized losses on those investments transferred to an independent trust and net of related amortization and taxes and the establishment of a valuation allowance for
   deferred tax assets related to such losses)....................................        (20.1)           (45.2)
                                                                                         ------          -------

Net income before valuation allowance for deferred
   tax assets and discontinued operations.........................................         52.1               .1
Valuation allowance for deferred tax assets (excluding the establishment of a
   valuation allowance for realized investment losses and discontinued operations)          -             (298.0)
Discontinued operations...........................................................          -             (197.8)
                                                                                         ------          -------

     Net income (loss) applicable to common stock.................................       $ 52.1          $(495.7)
                                                                                         ======          =======

Per diluted share:

   Net income before net realized investment losses, valuation allowance for
     deferred tax assets and discontinued operations..............................         $.39           $  .25
   Net realized investment losses, net of related amortization and taxes..........         (.11)            (.25)
   Valuation allowance for deferred tax assets....................................           -             (1.61)
   Discontinued operations........................................................           -             (1.07)
                                                                                           ----           ------

    Net income (loss).............................................................         $.28           $(2.68)
                                                                                           ====           ======

                                     -more-

                                                                   Conseco (10)
                                                                 August 4, 2009

                         CONSECO, INC. AND SUBSIDIARIES
                               COLLECTED PREMIUMS
                              (Dollars in millions)

                                                                                                    Three months ended
                                                                                                         June 30,
                                                                                                  ----------------------
                                                                                                  2009              2008
                                                                                                  ----              ----
Bankers Life segment:
  Annuity....................................................................................    $275.4            $261.1
  Supplemental health........................................................................     422.0             470.8
  Life.......................................................................................      55.3              53.8
                                                                                                 ------            ------
  Total collected premiums...................................................................    $752.7            $785.7
                                                                                                 ======            ======
Colonial Penn segment:
  Life.......................................................................................    $ 45.8            $ 43.8
  Supplemental health........................................................................       2.1               2.3
                                                                                                 ------            ------
  Total collected premiums..................................................................     $ 47.9            $ 46.1
                                                                                                 ======            ======
Conseco Insurance Group segment:
  Annuity....................................................................................    $ 22.3            $ 37.1
  Supplemental health........................................................................     149.3             153.2
  Life.......................................................................................      62.4              66.9
                                                                                                 ------            ------
  Total collected premiums...................................................................    $234.0            $257.2
                                                                                                 ======            ======

          BENEFIT RATIOS ON MAJOR SUPPLEMENTAL HEALTH LINES OF BUSINESS

                                                                                                   Three Months Ended
                                                                                                        June 30,
                                                                                                 ----------------------
                                                                                                 2009              2008
                                                                                                 ----              ----
Bankers Life segment:
Medicare Supplement:
  Earned premium........................................................................    $166 million     $158 million
  Benefit ratio(a)......................................................................           68.6%            71.3%
PDP and PFFS:
  Earned premium........................................................................    $119 million     $172 million
  Benefit ratio(a)......................................................................           94.3%            94.0%
Long-Term Care:
  Earned premium........................................................................    $152 million     $156 million
  Benefit ratio(a)......................................................................          103.2%           114.7%
  Interest-adjusted benefit ratio (a non-GAAP measure)(b)...............................           66.4%            81.4%
Conseco Insurance Group (CIG) segment:
Medicare Supplement:
  Earned premium........................................................................     $46 million      $51 million
  Benefit ratio(a)......................................................................           71.2%            71.9%
Specified Disease:
  Earned premium........................................................................     $95 million      $92 million
  Benefit ratio(a)......................................................................           83.3%            80.4%
  Interest-adjusted benefit ratio (a non-GAAP measure)(b)...............................           49.7%            46.7%
Long-Term Care:
  Earned premium........................................................................      $8 million       $9 million
  Benefit ratio(a)......................................................................          182.2%           133.8%
  Interest-adjusted benefit ratio (a non-GAAP measure)(b)...............................          103.1%            57.0%

------------------------------------------------------------------------
(a) The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.
(b) The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investor - SEC Filings" section of Conseco's website, www.conseco.com.

                                   - # # # # -